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                                                                     Exhibit 4.3


                   CONTINUING GUARANTY AND SECURITY AGREEMENT
                   ------------------------------------------


     THIS CONTINUING GUARANTY AND SECURITY AGREEMENT ("Guaranty") dated as of May 13, 1996, made by BEVERAGE GROUP ACQUISITION CORPORATION, a Delaware corporation, as Debtor and Debtor in Possession ("Guarantor"), in favor of General Electric Capital Corporation, a corporation organized under the banking laws of the State of New York, as agent (in such capacity, "Agent") for itself as a "Lender" and for the benefit of the other "Lenders" as defined in the Debtor in Possession Credit Agreement referred to below (collectively, the "Lenders" and individually, a "Lender"), is based on the following facts:

                                    RECITALS
                                    --------

     A. Guarantor owns 100% of the issued and outstanding common stock of Seven-Up/RC Bottling Company of Southern California, Inc., a Delaware corporation, as Debtor and Debtor in Possession ("Borrower").

     B. Borrower, Agent, and Lenders are entering into a Debtor in Possession Credit Agreement of even date herewith (as subsequently supplemented, amended, modified or restated from time to time, the "Credit Agreement").

     C. It is a condition to Lenders' obligations under the Credit Agreement that Guarantor execute and deliver this Guaranty.

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:


1.   DEFINITIONS; CERTAIN MATTERS OF CONSTRUCTION

     1.1 Definitions. Unless otherwise defined herein, (a) capitalized terms used herein shall have the respective meanings ascribed to them in the Credit Agreement, and (b) the following terms shall have, unless otherwise provided elsewhere in this Guaranty, the meanings set forth below (such meanings being equally applicable to both the singular and plural forms of the terms defined):

          "Event of Default" shall have the meaning set forth in Section 10.1.

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          "Guaranty" shall mean this Continuing Guaranty and Security Agreement, including any and all amendments, modifications and supplements hereof or hereto.

          "Guaranty Collateral" shall mean any property or property interest now or hereafter securing payment and performance of the Guaranty Liabilities pursuant to the terms of this Guaranty or otherwise.

          "Guaranty Liabilities" shall mean (a) the Obligations and (b) all indebtedness, liabilities, and obligations of Guarantor to Agent or Lenders whether now existing or hereafter arising under this Guaranty.

          "Obligations" shall mean all loans, advances, debts, liabilities, and obligations for the performance of covenants, tasks or duties or for the payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by Borrower to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Loan Documents. The term "Obligations" includes all principal, interest, Fees, Charges, expenses, attorneys' fees and any other sum chargeable to Borrower under any Loan Document.

          "Secured Creditors" shall mean Agent and Lenders.

          "Termination Date" shall mean the date on which Borrower shall have no further right to receive any financial accommodations under the Credit Agreement and the then due and payable Obligations and Guaranty Liabilities shall have been completely satisfied.

     1.2 Certain Matters of Construction. Unless otherwise specifically provided, use of any term shall be equally applicable to any gender, "or" shall not be exclusive, "including" shall not be limiting or exclusive, and any reference to a "Section" shall refer to the relevant section of this Guaranty.

2.   THE GUARANTY

     2.1 Guaranty of the Obligations. Guarantor hereby unconditionally, irrevocably, and jointly and severally with Borrower guarantees to Agent, for the benefit of each Lender, and its successors, endorsees, transferees, and assigns, the prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of the Obligations; provided, that the maximum liability of Guarantor hereunder shall not exceed $10,000,000 plus any costs or expenses incurred by Agent or

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Lenders in connection with the receipt or enforcement of this Guaranty.

     2.2 Absolute Guaranty. The Guaranty Liabilities shall remain in full force and effect without regard to, and shall not be impaired or affected by, or be deemed to be satisfied by, nor shall Guarantor or any Guaranty Collateral be exonerated, discharged, or released by, any of the following events:

          (a) Agent's or any Lender's exercise or enforcement of, or failure or delay in exercising or enforcing, legal proceedings to collect the Obligations or any power, right, or remedy with respect to any of the Obligations, the Collateral, the Guaranty Liabilities, or the Guaranty Collateral, including: (i) any action or inaction of Agent or any Lender to perfect, protect, or enforce any security interest in any Collateral or Guaranty Collateral; (ii) any impairment or invalidity of the Collateral or the Guaranty Collateral or any suspension of Agent's or any Lender's right to enforce against Borrower or any other guarantor of the Obligations, any Obligations, any Guaranty Liabilities, any other obligations, or any security interest in or lien upon the Collateral or the Guaranty Collateral; or (iii) any change in the time, manner, or place of payment of, or in any other term of, any or all of the Obligations or the Guaranty Liabilities, or any other amendment to or waiver of the Credit Agreement, any other Loan Document, or any other agreement or instrument governing or evidencing any of the Obligations or the Guaranty Liabilities;

          (b) insolvency, bankruptcy, reorganization, arrangement, adjustment, composition, assignment for the benefit of creditors, appointment of a receiver or trustee for all or any part of Borrower's or Guarantor's assets or of the assets of any other guarantor of the Obligations, liquidation, winding-up, or dissolution of Borrower or Guarantor or any other guarantor of the Obligations;

          (c) any limitation, discharge, cessation, or partial satisfaction of the Obligations, of any Guaranty Liabilities, or of the obligations of any other guarantor of the Obligations, whether by operation of any statute, regulation, or rule of law, or otherwise, regardless of the intervention or omission of Agent or any Lender, or any invalidity, voidability, unenforceability, or irregularity, or future change to or amendment of, in whole or in part, the Credit Agreement, this Guaranty, any other Loan Document, or any other document evidencing any Obligations;

          (d) any merger, acquisition, consolidation or change in structure of Borrower or Guarantor or any other guarantor of the Obligations; or any sale, lease, transfer, or other disposition of any or all of the assets or shares of Borrower or Guarantor or any other guarantor of the Obligations;

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          (e) any assignment or other transfer, in whole or in part, of Agent's or any Lender's interest in or rights under the Credit Agreement or any other Loan Document, including this Guaranty, or of Agent's or any Lender's interest in the Obligations, the Guaranty Liabilities, the Collateral, or the Guaranty Collateral;

          (f) any claim, defense, counterclaim, or set-off, other than (i) any defense of prior performance or (ii) any defense based on any applicable provision of the Code requiring that the Collateral or the Guaranty Collateral be disposed of in a commercially reasonable manner, which Borrower, Guarantor, or any other guarantor of the Obligations may have or assert, including any defense of incapacity, disability, or lack of corporate or other authority to execute any documents relating to the Obligations, the Guaranty Liabilities, the Collateral, the Guaranty Collateral, or any other guaranty of the Obligations;

          (g) any cancellation, renunciation, or surrender of any pledge, guaranty, or any debt instrument evidencing the Obligations or the Guaranty Liabilities;

          (h) Agent's or any Lender's vote, claim, distribution, election, acceptance, action, or inaction in any bankruptcy or reorganization case related to the Collateral, the Guaranty Collateral, the Obligations, or the Guaranty Liabilities;

          (i) any other action or circumstances that might otherwise constitute a defense available to, or a legal or equitable discharge of, any surety, guarantor or pledgor; or

          (j) the fact that any of the Obligations or the Guaranty Liabilities may become due or payable in connection with or by reason of any agreement or transaction that may be illegal, invalid, or unenforceable in whole or in part; it being agreed by Guarantor that the Guaranty Liabilities shall not be discharged until the Termination Date.

     2.3 Demand by Agent. In addition to the terms of the guaranty set forth in Sections 2.1 and 2.2, and in no manner imposing any limitation on such terms, it is expressly understood and agreed that, if the Obligations are declared to be or otherwise become immediately due and payable, then Guarantor shall, upon demand in writing therefor by Agent to Guarantor, immediately pay the Guaranty Liabilities to Agent for the account of Secured Creditors. Such payment shall be credited and applied upon the Obligations, in immediately available Federal funds to an account designated by Agent or at the address set forth herein for the giving of notice to Agent or at any other address that may be specified in writing from time to time by Agent. This section shall in no way affect Agent's and Lender's right to resort to the Guaranty Collateral without demand, as provided in

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Section 10.2.  Any payment received by Agent with respect to the Obligations shall reduce the Guaranty Liabilities by the amount of such payment.

     2.4 Guarantor Waivers. In addition to any other waivers contained herein, Guarantor waives and agrees as follows:

          (a) The Guaranty Liabilities are the immediate, direct, primary, and absolute liabilities of Guarantor, and are independent of and not co-extensive with the Obligations or the obligations of any other guarantor thereof. Guarantor expressly waives any right it may now or in the future have to require Agent or any Lender to, and neither Agent nor any Lender shall have any liability to, first pursue or enforce against Borrower, any of Borrower's properties or assets, the Collateral, the Guaranty Collateral, or any other security, guaranty, or pledge that may now or hereafter be held by Agent for the benefit of Secured Creditors for the Obligations or for the Guaranty Liabilities, or to apply such security, guaranty, or pledge to the Obligations or to the Guaranty Liabilities, or to pursue any other remedy in Agent's or any Lender's power that Guarantor may or may not be able to pursue itself and that may lighten Guarantor's burden, before proceeding against the Guaranty Collateral. Guarantor agrees that any notice or directive given at any time to Agent that is inconsistent with the waiver in the immediately preceding sentence shall be null and void and may be ignored by Agent, and, in addition, may not be pleaded or introduced as evidence in any litigation or other dispute resolution procedure relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless Agent has specifically agreed otherwise in writing. Guarantor shall remain liable for the Guaranty Liabilities, notwithstanding any judgment Agent may obtain for the benefit of Agent or Lenders against Borrower, any other guarantor of the Obligations, or any other Person, or any modification, extension, or renewal with respect thereto.

          (b) Guarantor has entered into this Guaranty based solely upon its independent knowledge of Borrower's financial condition and Guarantor assumes full responsibility for obtaining any further information with respect to Borrower or the conduct of its business. Guarantor represents that it is now, and during the terms of this Guaranty will be, responsible for ascertaining the financial condition of Borrower. Guarantor hereby waives any duty on the part of Agent or any Lender to disclose to Guarantor, and agrees that it is not relying upon nor expecting Agent or any Lender to disclose to it, any fact known or hereafter known by Agent or any Lender relating to the operation or condition of Borrower or its business or relating to the existence, liability, or financial condition of any other guarantor of the Obligations. Guarantor knowingly accepts the full range of risk encompassed in a contract of continuing guaranty, which risk includes the

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possibility that Borrower may incur Obligations after Borrower's financial condition or its ability to pay its debts as they mature has deteriorated.

          (c) Neither Agent nor any Lender shall be under any liability to marshal any assets in favor of Guarantor or in payment of any or all of the Obligations or Guaranty Liabilities.

          (d) Guarantor hereby waives: (i) presentment, demand, protest, notice of acceleration, dishonor, non-payment, protest, or any delay related thereto, with respect to any instruments or documents relating to the Obligations or the Guaranty Liabilities; (ii) notice of any extension, modification, renewal, or amendment of any of the terms of the Credit Agreement or any other Loan Document relating to the Obligations or the Guaranty Liabilities; (iii) notice of the occurrence of any Default or Event of Default with respect to the Obligations, the Guaranty Liabilities, the Collateral, or the Guaranty Collateral; and (iv) notice of any exercise or non-exercise by Agent or any Lender of any right, power, or remedy with respect to the Obligations, the Collateral, the Guaranty Collateral, or the Guaranty Liabilities.

          (e) Guarantor shall have no right of subrogation, reimbursement, indemnity, or contribution, and shall have no right of recourse with respect to the Collateral or any Lien held therefor, all of which Guarantor expressly waives.

               If Agent may, under applicable law, proceed to realize its benefits under any Loan Document giving Agent a Lien for the benefit of Secured Creditors upon any Collateral, whether owned by Borrower or by any other Person, either by judicial foreclosure or by nonjudicial sale or enforcement, Agent may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Guaranty. If, in the exercise of any of its rights and remedies, Agent shall forfeit any of its rights or remedies under any Loan Document, including its right to obtain a deficiency judgment against Borrower or any other Person, whether because of any applicable laws pertaining to "election of remedies," anti-deficiency rules, or the like, then Guarantor hereby consents to such action by Agent and waives any claim based upon such action. Any election of remedies that results in the denial or impairment of the right of Agent to seek a deficiency judgment against Borrower shall not impair Guarantor's obligations under this Guaranty. In the event Agent shall bid at any foreclosure or trustee's sale or at any public or private sale permitted by law or the Loan Documents, Agent may bid all or less than the amount of the Obligations or the Guaranty Liabilities and the amount of such bid need not be paid by Agent but shall be credited and applied as set forth in Section 12. The amount of the successful bid at any such sale, whether Agent or any other party (including

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Guarantor) is the successful bidder, shall be deemed to be prima facie evidence of the fair market value of the Collateral and the amount remaining after application of such bid amount in the manner set forth in Section 12 shall be deemed to be prima facie evidence of the amount of the Obligations guaranteed under this Guaranty, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent might otherwise be entitled but for such bidding at any such sale.

          (f) Guarantor agrees and represents that the Obligations are and shall be incurred by Borrower, and that the Guaranty Liabilities are and shall be incurred by Guarantor, for business and commercial purposes only. Guarantor agrees that any claim of Agent or any Lender against Guarantor arising out of this Guaranty arises out of the conduct by Guarantor of its trade, business, or profession. Guarantor undertakes all the risks encompassed in the Credit Agreement and the other Loan Documents as they may be now or are hereafter agreed upon by Agent, Lenders and Borrower. Prior to the Termination Date, Agent, in such manner and upon such terms and at such time as it deems best, and with or without notice to Guarantor, may release, add, subordinate or substitute security for the Obligations or the Guaranty Liabilities.

          (g) Guarantor waives and agrees that it shall not at any time insist upon, plead, or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent, or otherwise affect the performance by Guarantor of the Guaranty Liabilities or the enforcement by Agent of this Guaranty.

          (h) A separate action or actions may be brought and prosecuted by Agent against Guarantor whether or not an action is brought against Borrower, or whether Borrower is joined in any such action or actions. Without limiting the generality of the foregoing, Guarantor expressly waives the benefit of any statute of limitation affecting the Obligations and expressly agrees that the running of a period of limitation on, or Agent's delay or omission in, any action by Agent against Borrower or for the foreclosure of any lien or the enforcement of any security interest in the Collateral or the Guaranty Collateral shall not exonerate or affect Guarantor's liability to pay and perform the Guaranty Liabilities.

     2.5  Waivers Under Statutes.  Guarantor expressly acknowledges that:

          (a) If Borrower defaults in the payment or performance of the Obligations and Guarantor pays to Agent all or part of the Obligations, Guarantor would have a right to proceed against

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Borrower to the extent of the Obligations so paid by Guarantor and to have the benefit of any security held by Agent, for the benefit of Secured Creditors, for the Obligations to the extent of the Obligations so paid by Guarantor. Such right is commonly known as the "right of subrogation."

          (b) If Borrower defaults in the payment or performance of the Obligations, Agent, among other things, may foreclose upon any real property security by means of judicial action or by non-judicial action commonly known as a "non-judicial foreclosure," "trustee's sale" or "power of sale foreclosure."

          (c) If Borrower so defaults and Agent sells any real property security by means of a non-judicial foreclosure, trustee's sale or power of sale foreclosure, Guarantor's right of subrogation to proceed against Borrower would be extinguished by the operation of California Code of Civil Procedure ("CCP")
Section 580d or similar laws, and, in such case, Guarantor might have a defense against payment under this Guaranty.

          (d) If Borrower so defaults and Agent sells any real property security by means of judicial action, Guarantor's right to proceed against Borrower might be limited by the operation of CCP Section 580a or similar laws, in which case Guarantor might have a complete or partial defense against payment under this Guaranty.

          Nevertheless, Guarantor expressly, knowingly and intentionally waives and relinquishes any and all rights, defenses or benefits Guarantor might have under CCP Sections 580a or 580d or similar laws. In addition, Guarantor also expressly, knowingly and intentionally waives and relinquishes any and all rights, defenses or benefits Guarantor may have based upon an election of remedies by Agent which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor's subrogation rights and/or Guarantor's rights to proceed against Borrower and/or against any other Person or any security for the Guaranty Liabilities by way of subrogation, indemnity, contribution, reimbursement or otherwise. In particular, Guarantor agrees that this Guaranty will remain fully effective and Guarantor will be liable to Agent for any Guaranty Liabilities even if Agent sells real property security for the Obligations by non-judicial foreclosure, trustee's sale or power of sale foreclosure and the effect of such sale is to prevent Guarantor from taking any action against Borrower to recover any amounts paid by Guarantor to Agent under this Guaranty or otherwise limits or destroys Guarantor's right of subrogation.

          In addition, Guarantor waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed

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Guarantor's rights of subrogation and reimbursement against the principal by the operation of CCP Section 580d or similar laws.

     2.6  Waivers of Defenses.   Guarantor waives any defense based upon or
arising by reason of: (a) any disability or other defense of Borrower or any other Person; (b) the cessation of liability or limitation from any cause whatsoever of the Obligations or any portion thereof, other than payment in full; (c) any lack of authority of any agent or other person acting or purporting to act on behalf of Borrower, or any defect in the formation of Borrower; (d) the application by Borrower of the proceeds of the Obligations or any other obligation of Borrower to Agent or Lenders for purposes other than the purposes represented to, or intended or understood by, Agent, Lenders or Guarantor; (e) any act or omission by Agent or any Lender that directly or indirectly results in or aids the discharge of Borrower or any portion of the Obligations or any other obligation of Borrower to Agent or Lenders by operation of law or otherwise; or (f) any modification of the Obligations or any other obligation of Borrower to Agent or Lenders in any form whatsoever, including the renewal, extension, acceleration or other change in time for payment of the Obligations, or other change in the terms of the Obligations or any part thereof, including increase or decrease of the rate of interest thereon.

          Without limiting the generality of the foregoing, Guarantor waives any defenses or rights arising under California Civil Code sections 2795, 2808, 2809, 2810, 2815, 2819 through 2825 (inclusive), 2832, 2839, 2845 through 2850
(inclusive), and 2855 or any similar laws.

     2.7 Benefits of Guaranty. The provisions of this Guaranty are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees, and assigns, and nothing herein shall impair, as between Borrower, Agent, and Lenders, the Obligations. No such transfer, endorsement, or assignment shall increase or diminish any of the Guaranty Liabilities hereunder. This Guaranty binds Guarantor, and Guarantor may not assign, transfer, or endorse this Guaranty. In the event all or any part of the Obligations are transferred, endorsed, or assigned by Agent or any Lender to any Person, any reference to "Agent" or "Lender" herein shall be deemed to refer equally to such Person.

     2.8 Continuing Guaranty. Guarantor agrees that (a) this is a continuing guaranty, (b) this Guaranty shall remain in full force and effect until the Termination Date, and (c) the Guaranty Liabilities hereunder shall extend to each and every extension or renewal, if any, of the Credit Agreement, regardless of whether the Obligations may, in successive transactions, be paid, repaid, advanced, or renewed from time to time.

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     2.9  Subordination.

          (a) Guarantor hereby agrees that all obligations and all indebtedness of Borrower to Guarantor, including any and all present and future indebtedness regardless of its nature or manner of origination now or hereafter to become due and owing by Borrower to Guarantor (collectively, the "Subordinated Indebtedness"), are hereby unconditionally and forever subordinated and postponed and shall be inferior, in all respects, to the Obligations.

          (b) In no circumstance shall any Subordinated Indebtedness be entitled to any collateral security; provided, that in the event any such collateral security exists, Guarantor hereby agrees that any now existing or hereafter arising lien upon or security interest in any of the assets of Borrower, or any of the assets of any other guarantor of the Obligations, in favor of Guarantor, whether created by contract, assignment, subrogation, reimbursement, indemnity, operation of law, principles of equity or otherwise, shall be junior and inferior to, and is hereby subordinated in priority to any now existing or hereafter arising Lien or security interest in favor of Agent, for the benefit of Lenders, or in and against the Collateral, regardless of the time, manner or order of creation, attachment or perfection of the respective liens or security interests.

          (c) Guarantor shall not assert, collect, accept payment on or enforce any of the Subordinated Indebtedness or take collateral or other security to secure payment of the Subordinated Indebtedness unless and until the Obligations are paid in full. Guarantor shall not demand payment of, accelerate the maturity of, or declare a default or event of default under the Subordinated Indebtedness unless and until the Obligations are paid in full. Guarantor shall not cause or permit Borrower to make or give, and Guarantor shall not receive or accept, payment in any form (direct or indirect, including by transfer to an affiliate or subsidiary of Borrower or Guarantor) on account of the Subordinated Indebtedness, make any transfers in respect of the Subordinated Indebtedness without the express prior written consent of Agent (which consent may be withheld for any reason in Agent's sole discretion), or give any collateral security for the Subordinated Indebtedness. Any payment, transfer, or collateral security so made or given by Borrower and received or accepted by Guarantor, without the express prior written consent of Agent, shall be held in trust by Guarantor for Agent, for the account of Secured Creditors, and Guarantor shall immediately turn over, in kind, any such payment to Agent for application in reduction of, or (in the case of property other than cash) as security for, the Guaranty Liabilities.

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3.   GRANT OF SECURITY INTEREST

          (a) To secure the prompt and complete payment, performance and observance of all of the Guaranty Liabilities (whether at stated maturity, by acceleration or otherwise) and to induce Lenders to extend the financial accommodations to Borrower in accordance with the terms of Credit Agreement, Guarantor hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to Agent, for the benefit of Secured Creditors, and hereby grants to Agent, for the benefit of Secured Creditors, a security interest in, all of Guarantor's right, title and interest in, to and under the following property, whether now owned or owing, or hereafter acquired or arising (including under any trade names, styles or divisions thereof), and whether owned or consigned by or to or leased by or to Guarantor, and regardless of where located (all of which being hereinafter collectively referred to as the "Guaranty Collateral"):

               (i) all rights to payment of any kind owing or made to Guarantor from Borrower, Seven-Up/RC of PR, or any other Subsidiary or Affiliate of Guarantor;

              (ii) all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) pertaining to any of the foregoing; and

             (iii) to the extent not otherwise included, all proceeds of the foregoing, as such term is defined in the Code, and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing.

          (b) In addition, to secure the prompt and complete payment, performance and observance of the Guaranty Liabilities and in order to induce Lender as aforesaid, Guarantor hereby grants to Agent, for the benefit of Secured Creditors, a lien upon and security interest in all property of Guarantor held by Agent or any Lender, including all property of every description now or hereafter in the possession or custody of, or in transit to, Agent or any Lender, for any purpose, including for safekeeping, collection or pledge, for the account of Guarantor, or as to which Guarantor may have any right or power.

          (c) Agent's Liens on the Guaranty Collateral for the benefit of Secured Creditors are subordinate in rank and priority only to (A) valid, perfected and enforceable Liens as of the Petition Date that are non-avoidable under the Bankruptcy Code or applicable non-bankruptcy law and are senior in rank and priority

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to Agent's Liens on the Guaranty Collateral securing the Prepetition Credit
Agreement Obligations, (B) Agent's Liens securing the Prepetition Credit Agreement Obligations, and (C) the Carve-Out. The Liens granted to Agent for the benefit of Secured Creditors hereunder shall at all times be senior to the rights of Guarantor and any successor trustee or estate representative in Guarantor's chapter 11 case or any subsequent case or proceedings under the Bankruptcy Code. Further, any Lien on the Guaranty Collateral which is avoided or otherwise preserved for the benefit of Guarantor's estate under Section 551 of the Bankruptcy Code shall be subordinate to Agent's Liens on the Guaranty Collateral for the benefit of Secured Creditors.

          (d) The Liens and security interests granted hereunder shall be automatically perfected upon entry of the Interim Order or Final Order without the requirement of any further filings, notices, recordings or actions of any kind by Agent, any Lender, Guarantor or any other Person.

4.   RIGHTS OF AGENT AND LENDERS; LIMITATIONS ON OBLIGATIONS OF AGENT AND
     LENDERS

          (a) It is expressly agreed by Guarantor that, notwithstanding anything herein to the contrary, and except as permitted by the Bankruptcy Code, Guarantor shall remain liable with respect to all Guaranty Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and neither Agent nor any Lender shall have any obligation or liability with respect to any Guaranty Collateral by reason of or arising out of this Guaranty or the granting herein of a security interest therein and Lien thereon or the receipt by Agent or any Lender of any payment relating to any Guaranty Collateral pursuant hereto, nor shall Agent or any Lender be required or obligated in any manner to perform or fulfill any of the obligations of Guarantor under or pursuant to any Guaranty Collateral, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Guaranty Collateral, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

          (b) Agent may at any time after the occurrence and during the continuation of an Event of Default and without prior notice to Guarantor or notice or approval of the Bankruptcy Court, notify any Person obligated to Guarantor with respect to any Guaranty Collateral that the Guaranty Collateral and the right, title and interest of Guarantor in and under such Guaranty Collateral have been assigned to Agent, for the benefit of Secured Creditors, and that payments shall be made directly to

Agent.  Upon the request of Agent, Guarantor shall so notify such Persons.

5.   REPRESENTATIONS AND WARRANTIES

     To induce Lenders to extend the financial accommodations to Borrower in accordance with the terms of the Credit Agreement, Guarantor makes the following representations and warranties, each and all of which shall survive the execution and delivery of this Guaranty:

     5.1 Guarantor's Addresses. Guarantor's name and address are accurately set forth in Section 14.5.

     5.2 No Violation or Default. The execution, delivery, and performance of this Guaranty and all other Loan Documents and all instruments and documents to be delivered by Guarantor hereunder and under the Credit Agreement will not violate any law or regulation, or any order or decree of any court or governmental instrumentality, will not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which Guarantor is a party or by which Guarantor or any of its property is bound, will not result in the creation or imposition of any Lien upon any of the property of Guarantor (except as granted hereunder to Agent for the benefit of Secured Creditors) and the same do not require the consent or approval of any governmental body, agency, authority, or any other Person except those already obtained (including the approval of the Bankruptcy Court).

     5.3 Enforceable Liabilities. This Guaranty has been duly executed and delivered by Guarantor, and subject to the entry of the Interim Order or the Final Order, as the case may be, shall then constitute a legal, valid, and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.

     5.4 No Offset, Defense, or Counterclaim. Guarantor represents, warrants, and agrees that, as of the date of this Guaranty, the Guaranty Liabilities are not subject to any offset or defense against Agent, any Lender, or Borrower of any kind, and Guarantor specifically waives its right to assert any such defense or right of offset. Guarantor further agrees that the Guaranty Liabilities shall not be subject to any counterclaims, offsets, or defenses against Agent, any Lender or Borrower that may arise in the future, except for (a) any defense of prior performance or payment, or (b) any defense based on any applicable provision of the Code requiring that the Collateral and the Guaranty Collateral be disposed of in a commercially reasonable manner, which Borrower, Guarantor, or any other guarantor of the Obligations may have or assert.

6.  FURTHER ASSURANCES

          (a) At any time and from time to time, upon the request of Agent and at the sole expense of Guarantor, Guarantor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Agent deems desirable to obtain the full benefits of this Guaranty and of the rights and powers herein granted, including: (i) using its reasonable efforts to secure all consents and approvals necessary or appropriate for the assignment to or for the benefit of Agent of any Guaranty Collateral or in which Guarantor has any rights not heretofore assigned; (ii) filing any financing or continuation statements under the Code with respect to the Liens and security interests granted hereunder or under any other Loan Document; and (iii) transferring Guaranty Collateral to Agent's possession (if such Guaranty Collateral consists of documents, instruments or chattel paper or if a security interest in such Guaranty Collateral can be perfected only by possession, or if otherwise requested by Agent). Guarantor also hereby authorizes Agent to file any such financing or continuation statement without the signature of Guarantor to the extent permitted by applicable law. If any amount payable under or in connection with any of the Guaranty Collateral is or shall become evidenced by any instrument, such instrument, other than checks and notes received in the ordinary course of business, shall be duly endorsed in a manner satisfactory to Agent immediately upon Guarantor's receipt thereof and promptly delivered to Agent.

          (b) Guarantor shall not change its name, identity or corporate structure in any manner that might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-402(7) of the Code or any other applicable provision of the Code unless Guarantor shall have given Agent at least thirty (30) days' prior written notice thereof and shall have taken all action (or made arrangements satisfactory to Agent to take such action substantially simultaneously with such change if it is impossible to take such action in advance) necessary or reasonably requested by Agent to amend such financing statement or continuation statement so that it is not seriously misleading.

          (c) Guarantor shall give Agent and Lenders not less than thirty (30) days' prior written notice before moving any Guaranty Collateral to a location not set forth in Schedule 3.2 to the Credit Agreement, and shall in no event move any Guaranty Collateral outside the United States of America.

7.   AGENT'S APPOINTMENT AS ATTORNEY-IN-FACT

          (a) Guarantor hereby irrevocably constitutes and appoints Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Guarantor and in the name of Guarantor or in its own name, from time to time in Agent's discretion, for the purpose of carrying out the terms of this Guaranty, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Guaranty and, without limiting the generality of the foregoing, Guarantor hereby grants to Agent the power and right, on behalf of Guarantor, without notice to or assent by Guarantor, and without notice to or approval of the Bankruptcy Court, upon the occurrence and during the continuation of a Default or an Event of Default, to do the following:

               (i) in the name of Guarantor, in its own name or otherwise, take possession of, endorse and receive payment of any checks, drafts, notes, acceptances, or other instruments for the payment of monies due under any Guaranty Collateral;

              (ii) ask, demand, collect, receive and give acquittances and receipts for any and all money due or to become due under any Guaranty Collateral;

             (iii) pay or discharge any taxes, Liens, security interests, or other encumbrances levied or placed on or threatened against the Guaranty Collateral;

              (iv) direct any party liable for any payment under or in respect of any of the Guaranty Collateral to make payment of any and all monies due or to become due thereunder, directly to Agent or as Agent shall direct;

               (v) file any claim or take or commence any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Agent for the purpose of collecting any and all such monies due under any Guaranty Collateral whenever payable;

              (vi) commence and prosecute any suits, actions or proceedings at law or in equity in any court to collect the Guaranty Collateral or any part thereof and to enforce any other right in respect of any Guaranty Collateral;

             (vii) defend any suit, action or proceeding brought against Guarantor with respect to any Guaranty Collateral if Guarantor does not defend such suit, action or proceeding or if Agent believes that Guarantor is not pursuing such defense in a manner that will maximize the recovery with respect to such Guaranty Collateral; and

            (viii) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with any of the Guaranty

Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes, and to do, at Agent's option and Guarantor's expense, at any time or from time to time, all acts and other things that Agent reasonably deems necessary to perfect, preserve, or realize upon the Guaranty Collateral and Agent's Liens therein in order to effect the intent of this Guaranty, all as fully and effectively as Guarantor might do.

          (b) Guarantor hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof. The power of attorney granted pursuant to this Section 7 is a power coupled with an interest and shall be irrevocable until the Termination Date.

          (c) The powers conferred on Agent hereunder are solely to protect Agent's security interests in, and Lien upon, the Guaranty Collateral and shall not impose any duty upon Agent to exercise any such powers. Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and none of its officers, directors, employees, agents or representatives shall be responsible to Guarantor for any act or failure to act, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

          (d) Guarantor also authorizes Agent at any time and from time to time,
(i) to communicate in its own name with any party to any Guaranty Collateral with regard to the assignment of the right, title and interest of Guarantor in and under such Guaranty Collateral and other matters relating thereto, and (ii) to execute, in connection with the sale provided for in Section 10.2 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Guaranty Collateral.

8.   PAYMENTS FREE AND CLEAR OF TAXES

     All payments required to be made by Guarantor hereunder shall be made to Agent free and clear of, and without deduction for, any and all present or future Taxes that would otherwise have been payable by Agent for the account of each Lender if Borrower had paid the Obligations under the Credit Agreement to Agent in accordance with the terms of the Loan Documents. Upon request by Agent, Guarantor shall furnish to Agent a receipt for any Taxes paid by Guarantor pursuant to this Section 8 or, if no Taxes are payable with respect to any payments required to be made by Guarantor hereunder, either a certificate from each appropriate taxing authority or an opinion of counsel acceptable to Agent, in either case stating that such payment is exempt from or not subject to Taxes. If Taxes are paid by Agent on behalf of any Lender, as a result of payments under this Guaranty, Guarantor will, upon demand of Agent, and whether or not such

Taxes shall be correctly or legally asserted, indemnify Agent and the Lenders for such payments, together with any interest, penalties, and expenses in connection therewith plus interest thereon at the rate specified in the Loan Documents that is then applicable to the Credit Agreement (calculated as if such payments constituted overdue amounts of principal as of the date of the making of such payments). Guarantor will assume all the rights and responsibilities of Borrower as set forth in Section 1.19 of the Credit Agreement, and Agent and Lenders will assume all of the rights and responsibilities of Agent and Lenders as set forth in Section 1.19 of the Credit Agreement.

9.   REINSTATEMENT

     This Guaranty shall remain in full force and effect and continue to be effective should Guarantor's chapter 11 case be dismissed, converted to a case under chapter 7 of the Bankruptcy Code or substantively consolidated with any other bankruptcy cases, should any petition be filed by or against Guarantor for liquidation or reorganization, should Guarantor become insolvent or make an assignment for the benefit of creditors, or should a receiver or trustee be appointed for all or any significant part of Guarantor's assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations or the Guaranty Liabilities, or any part thereof, is, pursuant to applicable law, avoided, rescinded or reduced in amount, or must otherwise be restored or returned by Agent or any Lender or any obligee of the Obligations or the Guaranty Liabilities, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is avoided, rescinded, reduced, restored, or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so avoided, rescinded, reduced, restored, or returned.

10.  DEFAULTS AND REMEDIES

     10.1 Events of Default. It shall be an "Event of Default" hereunder upon the occurrence of any one or more of the following events (regardless of the reason therefor):

          (a)  any Event of Default shall occur under the Credit Agreement;

          (b) Guarantor shall fail or neglect to perform, keep or observe any provision of this Guaranty or any other Loan Document, and the same remains unremedied for a period ending on the first to occur of ten (10) days after Guarantor shall receive written notice of any such failure from Agent or any Lender or thirty (30) days after Guarantor shall become aware thereof;

          (c) any representation or warranty of Guarantor made under this Guaranty shall prove to be untrue or incorrect as of the date when made or deemed made; or

          (d) Guarantor shall renounce or revoke, or attempt to renounce or revoke, this Guaranty.

     10.2 Remedies; Rights Upon Default.

          (a) Upon the occurrence of an Event of Default and for so long as such Event of Default continues without cure, and without application or motion to, or order from, the Bankruptcy Court, in addition to all other rights and remedies granted to Agent under this Guaranty and under any other instrument or agreement securing, evidencing or relating to the Guaranty Liabilities, including the making of a demand upon Guarantor for the payment of the Guaranty Liabilities, Agent may, upon three Business Days' prior notice to Guarantor, exercise all rights and remedies of a secured party under the Code or other applicable law, including the right to sell or otherwise dispose of any Guaranty Collateral in a commercially reasonable manner.

          (b) Without limiting the generality of the foregoing, Guarantor expressly agrees that in any such event Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Guarantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code and other applicable law), may immediately enter upon the premises of Guarantor where any Guaranty Collateral is located through self-help, without judicial process, without first obtaining a final judgment or giving Guarantor notice and opportunity for a hearing on Agent's claim or action, and without paying rent to Guarantor, and collect, receive, assemble, process, appropriate and realize upon the Guaranty Collateral, or any part thereof, and may immediately sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Guaranty Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales or at any exchange, at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Agent and any Lender shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for its benefit the whole or any part of said Guaranty Collateral so sold, free of any right or equity of redemption, which equity of redemption Guarantor hereby releases. Such sales may be adjourned or continued from time to time with or without notice. Agent shall have the right to conduct such sales on Guarantor's premises or elsewhere and shall have the right to use

Guarantor's premises without charge for such sales for such time or times as Agent deems necessary or advisable.

          Guarantor further agrees, at Agent's request, to assemble the Guaranty Collateral and make it available to Agent at places which Agent shall reasonably select, whether at Guarantor's premises or elsewhere. Until Agent is able to effect a sale, lease, or other disposition of the Guaranty Collateral, Agent shall have the right to use or operate the Guaranty Collateral on behalf of Guarantor, or any part thereof, to the extent that it deems appropriate for the purpose of preserving the Guaranty Collateral or its value or for any other purpose deemed appropriate by Agent. Agent shall have no obligation to Guarantor to maintain or preserve the rights of Guarantor as against third parties with respect to the Guaranty Collateral while the Guaranty Collateral is in the possession of Agent. Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of the Guaranty Collateral and to enforce any of Agent's remedies with respect to such appointment without prior notice or hearing. Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, as provided in Section 12, Guarantor remaining liable for any deficiency remaining unpaid after such application, and only after so paying over such net proceeds and after the payment by Agent of any other amount required by any provision of law, including
Section 9-504(1)(c) of the Code (but only after Agent has received what Agent considers reasonable proof of a subordinate party's security interest), need Agent account for the surplus, if any, to Guarantor. To the maximum extent permitted by applicable law, Guarantor waives all claims, damages, and demands against Agent or any Secured Creditor arising out of the repossession, retention or sale of the Guaranty Collateral except such as arise out of the gross negligence or willful misconduct of such party. Guarantor agrees that five (5) Business Days' prior notice by Agent to Guarantor of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Guarantor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Guaranty Collateral are insufficient to pay all amounts to which Agent and Lenders are entitled, Guarantor also being liable for any and all costs and expenses incurred by Agent, including reasonable attorneys' fees, to collect such deficiency.

          (c) Guarantor agrees to pay any and all costs of Agent, including reasonable attorneys' fees incurred in connection with the enforcement of any of its or Lenders' rights and remedies hereunder.

          (d) Except as otherwise specifically provided herein, (to the maximum extent permitted by applicable law), Guarantor hereby waives presentment, demand, protest or any notice of any kind in connection with this Guaranty or any Guaranty Collateral.

          (e) The proceeds of any sale, disposition or other realization upon all or any part of the Guaranty Collateral shall be distributed by Agent upon receipt, in the order of priorities set forth in Section 12 hereof.

          (f) The obligations of Guarantor to Agent for the benefit of Secured Creditors under this Guaranty shall constitute administrative expenses of Guarantor in its chapter 11 case with priority under Section 364(c)(1) of the Bankruptcy Code over any and all other administrative expenses of the kind specified or ordered pursuant to any provision of the Bankruptcy Code, including Sections 326, 328, 503, 507 and 726 of the Bankruptcy Code.

11.  INDEMNIFICATION

     Guarantor agrees to indemnify and hold Agent and the Lenders harmless from and against any Taxes, liabilities, claims and damages, including reasonable costs, attorneys' fees, and disbursements, and other expenses incurred or arising by reason of the taking or the failure to take action by Agent, in good faith, in respect of any transaction effected under this Guaranty, including any action to enforce payment of the Guaranty Liabilities, or in connection with the Lien upon the Guaranty Collateral, including any taxes payable in connection with the delivery of any of the Guaranty Collateral as provided herein. The liabilities of Guarantor under this Section 11 shall survive the termination of this Guaranty.

12.  APPLICATION OF PAYMENTS

     Any payment made by Guarantor under this Guaranty shall be applied by Agent first, to the satisfaction of the Guarantor's indemnification liabilities pursuant to Section 11, and then, in the order of priorities set forth in
Section 1.12 of the Credit Agreement.

13.  LIMITATION ON AGENT'S DUTY IN RESPECT OF GUARANTY  COLLATERAL

     Agent shall use reasonable care with respect to the Guaranty Collateral in its possession or under its control. Agent shall not have any other duty as to any Guaranty Collateral in its possession or control or in the possession or control of any agent or nominee of Agent, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. Upon request of Guarantor, Agent shall account for any monies received by Agent in respect of any foreclosure on or disposition of the Guaranty Collateral.

14.  MISCELLANEOUS

     14.1 Entire Agreement; Amendments. This Guaranty, together with the other Loan Documents (a) constitutes the entire agreement between the parties with respect to the subject matter hereof, and (b) may not be amended or supplemented except by a writing signed by Guarantor and Agent.

     14.2 Section Titles. The section titles contained in this Guaranty are and shall be without substantive meaning or context of any kind whatsoever and are not a part of the agreement between the parties hereto.

     14.3 Severability. In the event that any one or more of the provisions contained in this Guaranty shall be determined to be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision or provisions in every other respect, and the remaining provisions of this Guaranty, shall not be in any way impaired.

     14.4 Conflict of Terms. The Loan Documents, other than this Guaranty, are incorporated in this Guaranty by this reference. Except as otherwise provided in this Guaranty and except as otherwise provided in the Loan Documents other than this Guaranty, by specific reference to the applicable provision of this Guaranty, if any provision contained in this Guaranty is in conflict with, or inconsistent with, any provision in the Loan Documents other than this Guaranty, provisions contained in the Credit Agreement shall govern and control.

     14.5 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Guaranty, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or telecopied and confirmed by telecopy answerback addressed as follows:

          If to Agent:

               General Electric Capital Corporation
               350 South Beverly Drive, Suite 200
               Los Angeles, California  90212
               Attention:  Mr. Mark Elliot Gudis
                           Senior Vice President
                           (Commercial Finance)
               Telecopy No.:  (310) 284-8068

               With copies to:

               General Electric Capital Corporation
               3379 Peachtree Road Northeast, Suite 600
               Atlanta, GA  30326
               Attention:  Mr. Timothy C. Huban
               Telecopy No.: (404) 262-9032

               and

               General Electric Capital Corporation
               201 High Ridge Road
               Stamford, Connecticut  06927
               Attention: Legal Counsel
               Telecopy No.: (203) 316-7889

               and

               Murphy, Weir & Butler
               101 California Street, 39th Floor
               San Francisco, California  94111
               Attention:  Dick M. Okada, Esq.
               Telecopy No.: (415) 421-7879

          If to Guarantor:

               Beverage Group Acquisition Corporation
               3220 East 26th Street
               Vernon, California  90023
               Attention:  Mr. Dave Brown
               Telecopy No.:  (213) 262-9560

               With copies to:

               Kirkland & Ellis
               153 East 53rd Street
               New York, New York  10022-4675
               Attention:  Luc A. Despins, Esq.
               Telecopy No.:  (212) 446-4900

     14.6 Non-Waiver. None of the liabilities of Guarantor, and no right or remedy of Agent under this Guaranty, shall be deemed to have been suspended or waived by Agent, nor shall Agent be estopped from asserting any such right or remedy, by Agent's conduct or oral statements, but any such suspension or waiver of any such right or remedy by Agent must be in writing and signed by Agent.
Any suspension or waiver by Agent of any of its rights or remedies under this Guaranty shall not suspend or waive any prior or subsequent right or remedy, whether of the same or of a different type.

     14.7 Termination Date. This Guaranty is a continuing Guaranty that shall remain in full force and effect until the Termination Date, at which time this Guaranty shall terminate and be of no further force and effect, subject to the reinstatement provisions of Section 9.

     14.8 Limitation of Liability. None of Agent, any Lender, or any of their officers, directors, employees, agents, or counsel shall be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own respective gross negligence or willful misconduct.

     14.9 GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS GUARANTY OR IN ANY OF THE OTHER LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS GUARANTY AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. GUARANTOR CONSENTS TO PERSONAL JURISDICTION, WAIVES ANY OBJECTION AS TO JURISDICTION OR VENUE, AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE, IN THE BANKRUPTCY COURT OF THE DISTRICT OF DELAWARE. NOTHING IN THIS GUARANTY SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY SECURED CREDITOR FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR GUARANTY COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR THE GUARANTY LIABILITIES, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. SERVICE OF PROCESS ON GUARANTOR, AGENT OR ANY LENDER IN ANY ACTION ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS SHALL BE EFFECTIVE IF MAILED TO SUCH PARTY AT THE ADDRESS LISTED IN SECTION 14.5 OF THIS GUARANTY.

     14.10 MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS.

          IN WITNESS WHEREOF, Guarantor has executed and delivered this Continuing Guaranty and Security Agreement as of the date first above written.

                                "GUARANTOR"

                                BEVERAGE GROUP ACQUISITION CORPORATION


                                By: /s/ David I. Brown
                                   -------------------------------
                                Title: Treasurer
                                      ----------------------------


ACCEPTED AS OF THE DATE FIRST ABOVE WRITTEN

"AGENT"

GENERAL ELECTRIC CAPITAL CORPORATION


By: /s/ Elaine L. Moore
   -----------------------------------
     Elaine L. Moore
     Duly Authorized Signatory

                                       25